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                                                                    EXHIBIT 23.1

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                        CONSENT OF INDEPENDENT AUDITORS

    We consent to incorporation by reference in the registration statement (No. 33-15651) on Form S-8 of Advanced Fibre Communications, Inc. of our report dated January 20, 1997, relating to the consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Advanced Fibre Communications, Inc.

                                              KPMG Peat Marwick LLP

San Francisco, California

January 27, 1997